EXHIBIT 12
                              BellSouth Corporation
                    Computation Of Earnings To Fixed Charges
                              (Dollars In Millions)



                                                          For the Three Months
                                                             Ended March 31,
                                                                  2003
1. Earnings

   (a) Income from continuing operations before
       deductions for taxes and interest                         $ 1,684

   (b) Portion of rental expense representative
       of interest factor                                             11

   (c) Equity in losses from less-than-50% owned
       investments (accounted for under the
       equity method of accounting)                                    3

   (d) Excess of earnings over distributions of
       less-than-50% owned investments (accounted
       for under the equity method of accounting)                   (114)


        TOTAL                                                    $ 1,584
                                                                 =======
2. Fixed Charges

   (a) Interest                                                    $ 297

   (b) Portion of rental expense representative
       of interest factor                                             11


         TOTAL                                                    $  308
                                                                  ======

   Ratio (1 divided by 2)                                          5.143
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